Exhibit 99.1

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CORPORATE PARTICIPANTS

Richard Roman Northwest Pipe Company—President and CEO

Robin Gantt Northwest Pipe Company—CFO

CONFERENCE CALL PARTICIPANTS

Matt Sherwood Cooper Creek Partners—Analyst

Brent Thielman D.A. Davidson & Co.—Analyst

Barry Vogel Barry Vogel & Associates—Analyst

Scott Graham Jefferies & Company—Analyst

Rob Schwartz Jefferies & Company—Analyst

Greg Venit Morgan Stanley—Analyst

David Fondrie Heartland Funds—Analyst

Mason Stark Ballast Capital—Analyst

PRESENTATION

Operator

Welcome and thank you for standing by. At this time, all participants are in a listen-only mode until the question-and-answer session of the call. (Operator instructions). Today’s conference is being recorded. If you have any objections, you may disconnect at this time.

Now I would like to turn the meeting over to Richard Roman. You may begin.

Richard Roman - Northwest Pipe Company—President and CEO

Thank you, Angela. Good morning and welcome to Northwest Pipe’s conference call. My name is Rich Roman; I’m the President and CEO of the Company. I’m joined by Robin Gantt, our CFO.

As we begin, I would like to remind everyone that the statements we make in this call about our expectations for the future are forward-looking statements and actual results could differ materially. Please refer to our most recent SEC filing on Form 10-K for a discussion of risk factors that could cause actual results to differ materially from expectations.

In addition, as previously disclosed, a shareholder class-action lawsuit and a shareholder derivative action have been filed against the Company, and the SEC has undertaken an investigation. While these matters are outstanding, we do not intend to comment on specifically related issues beyond the disclosure provided in our SEC filings.

As we have disclosed, we delayed the reporting of our financial results while we reviewed our estimates of equipment capacities, remaining useful lives and salvage values used to determine depreciation expense of our property and equipment. Following this review, we concluded there were errors in our estimates of salvage value. We also concluded we should have reevaluated, beginning January 1, 2009, the assumptions underlying accounting estimates used in our units of production depreciation method.

In addition, in connection with our review of depreciation, the restatement process and the preparation of our financial statements, we also identified errors related to the disposal of certain machinery and equipment assets in prior years, advances recorded as notes receivable which should have been recorded as research and development expense, leases which were not properly recorded as capital leases and costs capitalized upon the relocation of machinery and equipment to our Bossier City facility that should have been expensed. To correct these errors, we have restated previously issued financial statements.

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We have also reported material weaknesses in our internal controls over financial reporting. As part of the remediation process of the material weaknesses, we have established new control procedures, redesigned several of our review controls and hired additional personnel for critical accounting roles. Footnote 18 of the financial statements included in our 2011 Form 10-K includes additional details of the restatement adjustments. Item 9 of the 2011 Form 10-K further describes our plans for remediation of material weaknesses.

I will now turn to our results for 2011. We ended the year with net income of $12.7 million compared to a net loss of $5.4 million in 2010. Water Transmission sales were up 23% and Tubular Products sales were up 45% in 2011 compared to the prior year. Water Transmission gross profit increased to 16% in 2011 from 9% in 2010. Selling prices were up 19% and volume was up 3%.

The increase in gross profit was driven by a more favorite mix of contracts and by the favorable impact of higher volumes on the fixed portion on our cost of goods sold. The more favorable mix is partly the result of the completion of lower margin contracts awarded in 2009 which flowed to the income statement in 2010 and which were replaced by higher-margin contracts bid in 2010 and reflected in the 2011 income statement. This was partially offset by increased steel cost per ton of 19% in 2011 compared to 2010.

Tubular Products gross profit was 7% in 2011 compared to 6% in 2010. Volume increased 29% and selling prices increased 14%. However, these increases were offset by higher steel cost per ton of 13%, higher customer credits, sale of our Houston traffic business and depressed market conditions for structural and standard pipe. As we’ve noted during recent quarters, energy products comprise an increasing portion of our Tubular Products business. Our energy products comprised approximately 70% of Tubular Products sales in 2011 compared to 62% in 2010.

Selling, general and administrative costs were $26.3 million in 2011 compared to $29.1 million in 2010. We had $7.7 million in accounting investigation expenses in 2010 that were not repeated in 2011. This decrease was partially offset by $4.2 million in bonus and stock-based compensation expense due to improved operating results.

Interest expense was $9.3 million and $8.9 million in 2010 — 2011 and 2010, respectively. The increase was the result of higher average borrowings partially offset by lower average interest rates. In 2011, the Company generated $12.3 million in cash from operations to support the growth of the business, mainly through our net income and depreciation and partially offset by fluctuations in our working capital accounts.

Capital expenditures in 2011 were $16.3 million, with just over half the capacity expansion in our Tubular Products facilities and the remainder for ongoing maintenance capital expenditures.

As of December 31, 2011, our backlog was approximately $175 million with Water Transmission at $138 million, and Tubular Products at $37 million. As of December 31, 2010, our backlog was approximately $258 million with Water Transmission at $201 million and Tubular Products at $57 million. We noted this expected decline in Water Transmission backlog during the second quarter 2011 earnings call. Since the end of 2011, this backlog has risen. At the end of the first quarter of 2012, our backlog was approximately $190 million, of which the Water Transmission backlog was $161 million.

In Tubular Products, demand for energy pipe is driven by drilling activity, which was relatively strong in 2011 as oil and natural gas rig counts were up approximately 17% from the prior year. Demand for other Tubular Products is driven by non-residential construction and manufacturing spending, which continue to be soft with depressed conditions for some structural and standard pipe. With the continued strength in energy pipe, we are seeing significantly higher OCTG and line pipe import activity, particularly from Korea.

We also experienced production interruptions in the fourth quarter from maintenance and capital projects at our Tubular Products facilities.

The expansion project underway at Atchison reduced production at that facility for most of December. There will be additional planned down time in May to install the final components. During the second half of 2011, we upgraded our equipment in Houston, Texas to facilitate production of energy tubing with physical properties suitable for heat treating. At the end of September, our Houston facility received a license from the American Petroleum Institute which allows that facility to produce and sell API-certified products.

In conclusion, while 2011 showed dramatically improved results over 2010, we expect the Water Transmission market through 2012 continue to be impacted by governmental and public agency budgetary pressures, although we also note the strengthening of Water Transmission backlog during the first quarter of 2012. Tubular Products results will be driven by the expansion and improvement of our production capabilities as well as continued strength in energy drilling activity.

At this time we will be happy to answer your questions.

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QUESTION AND ANSWER

Operator

(Operator instructions) Matt Sherwood.

Matt Sherwood - Cooper Creek Partners - Analyst

Hi, just a quick question on the Atchison expansion and how to understand it. As far as I understand it, there should be 150,000 tons of additional capacity. And it seems like you are running at 70%-75% utilization rate right now. And you might get prices of $1,200 a ton, which all suggests that Atchison could add about $120 million to $130 million in top line at that level. Is that a fair way to look at it?

Richard Roman - Northwest Pipe Company - President and CEO

Well, you’ve made some assumptions about production capacities and prices that — I can’t say much about the pricing end of it. The production capacity end of it is what — I think you said 150,000 tons. Is that what you said?

Matt Sherwood - Cooper Creek Partners - Analyst

Yes.

Richard Roman - Northwest Pipe Company - President and CEO

And did you mean that as the total productive capacity of the plant?

Matt Sherwood - Cooper Creek Partners - Analyst

No, as incremental.

Richard Roman - Northwest Pipe Company - President and CEO

Right, okay. That’s a capacity that we are working towards, but there are still additional capital improvements that need to be made before we reach that level. So we are working along that road, but that is not a current state of reduction.

Matt Sherwood - Cooper Creek Partners - Analyst

Right, but it sounded like you should be ready for that by — you said that last stage was May; is that correct?

Richard Roman - Northwest Pipe Company - President and CEO

May, that’s right.

Matt Sherwood - Cooper Creek Partners - Analyst

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So by the end of May, you should have 150,000 tons more of capacity in production?

Richard Roman - Northwest Pipe Company - President and CEO

Well, we have been adding to it as we have gone along. And so the 150 addition depends a little bit upon where you start. But yes, that was what we talked about last year when we talked about adding productive capacity.

Matt Sherwood - Cooper Creek Partners - Analyst

Okay, then just a quick question — can you speak to gross margin profile in Tubular and where you think it could go over time just relative to where it was in —

Richard Roman - Northwest Pipe Company - President and CEO

Well, I don’t — yes, you can see that the gross margin in Tubular is consistent between 2010 and 2011. And I won’t talk to where I think it can go; I think we have to prove that first. So you see that it’s at 6% or 7% and see where this additional production capability is going to take us.

Matt Sherwood - Cooper Creek Partners - Analyst

I mean, directionally, should it be higher? I would imagine that, assuming you have favorable market conditions, it should be higher than 6% or 7%.

Richard Roman - Northwest Pipe Company - President and CEO

Directionally, it should be higher because the increased capacity should, right off the top, allow you better absorption of overhead, if nothing else.

Matt Sherwood - Cooper Creek Partners - Analyst

All right, thanks.

Richard Roman - Northwest Pipe Company - President and CEO

So directionally, it should be higher. All of this capacity question will be dependent upon the energy market itself, which for some time has been quite strong. But it is dependent upon that market.

Matt Sherwood - Cooper Creek Partners - Analyst

All right, thanks a lot.

Operator

Brent Thielman.

Brent Thielman - D.A. Davidson & Co. - Analyst

I guess just following up on that last question in Tubular Products, can you kind of walk through a little further why the sequential pressure in margins in the second half of 2011 compared to the first half? What were sort of the big-ticket items there that caused some of the pressure there?

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Richard Roman - Northwest Pipe Company - President and CEO

I think, in the second half of 2011 versus the first half, one of the big issues was the amount of time that we interrupted the production of the plants to implement these capital projects. So we had actually, in the second half of 2011, one in each of the three plants. So that was a significant element in what put pressure on the margins in the second half. We just weren’t producing as much. But we also saw some pressure from things like imports from Korea. It was a different market — it’s still a very strong market, but a different market in the second half.

Brent Thielman - D.A. Davidson & Co. - Analyst

Okay, so if you were to strip out the production down time, would you see margins more consistent with what you saw in the first half? Is that a fair assumption?

Richard Roman - Northwest Pipe Company - President and CEO

Yes. I haven’t done that analysis specifically, Brent, but I think that’s directionally right.

Brent Thielman - D.A. Davidson & Co. - Analyst

Okay, and I guess you mentioned May, but you’re going to have some interruptions here in the first quarter as well. Is that fair?

Richard Roman - Northwest Pipe Company - President and CEO

Yes, although the main interruption is the main one; the first quarter, not so much.

Brent Thielman - D.A. Davidson & Co. - Analyst

Okay, and just on the Water side, obviously you had some sequential improvement in backlog there. Can you just talk little bit about the bidding environment, what you’re seeing out there? And also from a pricing perspective, it looks like the margin saw a little bit of pressure in Q4 compared to where you had been. Is that just a function of mix and a little less leverage where — are you starting to see some pricing issues again? Maybe just a little bit more on the Water side of the business.

Richard Roman - Northwest Pipe Company - President and CEO

Yes; the margin movement from quarter to quarter in Water Transmission really is largely a product of mix. When you see it, it does — if you look at any particular year, you will see it does move around from quarter to quarter.

With regard to how the landscape looks with regard to bids that have taken place or what we see in the future, the fourth quarter was very weak, as we had indicated, and the first quarter was relatively strong compared to that fourth quarter. And it continues, though, to be — even though we had a good quarter by way of bidding activity, it continues to be a market that’s very choppy, very inconsistent. And I think it has to do with the fact that governmental agencies that are responsible for this kind of work really are under pressure. And so work tends to get done as absolutely necessary. So if there’s a drought or if there’s some sort of maintenance or breakdown issue or something like that, work obviously gets done. But the longer-term projects stay on the drawing board; they just continue to be longer-term. So you’ve got two things at play there that make for what I consider to be a pretty difficult to predict market for 2012.

Brent Thielman - D.A. Davidson & Co. - Analyst

Sure. And that I guess you ran into some difficult pricing conditions a couple of years ago. Are we back in that sort of environment, or would you say things are better than that?

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Richard Roman - Northwest Pipe Company - President and CEO

You know, I was not here in 2009 when the most difficult pricing environment existed. But I would say that what we are seeing now is not that kind of an environment at all. There is not the work that there was being bid in — pick a year, 2006. But it is not like 2009, when people had the perception that the sky was falling.

Brent Thielman - D.A. Davidson & Co. - Analyst

Okay, that’s helpful. And one more, and then I’ll get back in queue, but do you expect to get back to that normal 35% tax rate for 2012?

Robin Gantt - Northwest Pipe Company - CFO

Yes, we do, Brent. Probably around — actually, maybe more like 37%-38%.

Brent Thielman - D.A. Davidson & Co. - Analyst

Okay, thank you.

Robin Gantt - Northwest Pipe Company - CFO

You’re welcome.

Operator

Barry Vogel.

Barry Vogel - Barry Vogel & Associates - Analyst

Hello, ladies and gentlemen. Rich, I have a few questions for you regarding the issue of where you are in terms of your three tubular plants, and I know in your last two calls you threw out some numbers about capacities. I don’t know how sensitive this subject is, but it would be very helpful, considering we’re looking at three facilities, if you can tell us at the end of December of 2011 where you were in terms of what is your effective capacity at each of your three tubular plants and what do you think your effective capacity will average at the three facilities in 2012. That’s my first question.

Richard Roman - Northwest Pipe Company - President and CEO

Well, I don’t know that, without going through some material related to our budgets and plans for 2012, that we can answer those questions. I don’t have an answer for specifically —

Barry Vogel - Barry Vogel & Associates - Analyst

You can approximate.

Richard Roman - Northwest Pipe Company - President and CEO

Well, we are taking a look at our detailed information here, and I’m a little reluctant to provide this just off the top. But it looks like at the end of last year, our production capacity was about 270,000 tons. That’s not a — as you know, this is mix dependent. And so —

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Barry Vogel - Barry Vogel & Associates - Analyst

Right, because you did throw out some optimistic numbers a couple of calls ago. And so I know it’s a process, as far as getting all these things up to a speed where you are as efficient as you can be.

Richard Roman - Northwest Pipe Company - President and CEO

Right.

Barry Vogel - Barry Vogel & Associates - Analyst

Instead of just being rushed and making mistakes. So if you were at approximately 270,000 tons of capacity at the end of 2011, if the business were there without regard to additional incremental capacities that will come on in 2012, am I right that it’s conceivable, notwithstanding mix, that you should be able to produce and ship at least 270,000 tons of tubular?

Richard Roman - Northwest Pipe Company - President and CEO

Yes, that is right. We should be able to. We would physically have the capacity to do that as of the beginning of the year.

Barry Vogel - Barry Vogel & Associates - Analyst

All right, and that’s a minimum?

Richard Roman - Northwest Pipe Company - President and CEO

We should be improving as the year goes along.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, now as far as your backlog in tubular, and I appreciate your breaking down the backlog for the Company, it was at 37,000 tons at the end of December in tubular.

Richard Roman - Northwest Pipe Company - President and CEO

$37 million.

Barry Vogel - Barry Vogel & Associates - Analyst

No, no — that wasn’t in tons?

Richard Roman - Northwest Pipe Company - President and CEO

No; the backlog we give is in dollars.

Barry Vogel - Barry Vogel & Associates - Analyst

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Oh, it’s in dollars? I’m sorry. Okay, in dollars. I made a mistake. So it’s $37 million at the end of December in tubular dollars, and in tubular dollars at the end of the March, it was $37 million. Given the fact that your capacity has been increasing, and so far, given the fact of an average strong market rig counts — and I know that this stuff fluctuates on a week-to-week basis — why is it flat in dollars, considering, A, the market is strong, you have additional capacity that you can sell that you didn’t have a year ago? Why is it flat?

Richard Roman - Northwest Pipe Company - President and CEO

What is it — I’m sorry, what is it, Barry, that you are referring to as flat?

Barry Vogel - Barry Vogel & Associates - Analyst

The $37 million tubular backlog was —

Richard Roman - Northwest Pipe Company - President and CEO

Oh, sorry, yes. As of the end of the year and the end of the quarter?

Barry Vogel - Barry Vogel & Associates - Analyst

Yes.

Richard Roman - Northwest Pipe Company - President and CEO

Yes. Many of our customers are distributors, and distributors don’t want to be caught long inventory when steel prices are falling. They’re very, very sensitive to falling steel prices. What we have now in the marketplace is a widely accepted view that steel prices will soften. And so what’s happening is that the distributors, the customers are holding back on orders for two reasons. One, they think they can get it cheaper in the future. And secondly, they don’t want to be caught with expensive stuff in their inventory.

So the question will become whether or not the energy demand stays high, in which case we will see some rather choppy spending, that is to say — or purchasing from our standpoint. That is to say, people will wait until the last minute and then realize that they are running low on inventory and absolutely need inventory to supply their customers, and then buy in a sort of a steep step function. Then, if they continue to believe the price is soft, they will hold off their buying again until they absolutely need to buy.

So I think we’re going to see throughout at least the first half of 2012 this kind of choppy ordering by our customers.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, and I have two questions for Robin. One is, what is your estimated D&A for this year?

Robin Gantt - Northwest Pipe Company - CFO

I would say it would be about probably between $14 million and $16 million.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, and Rich said that your CapEx is $16.3 million, your estimate?

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Robin Gantt - Northwest Pipe Company - CFO

Right. That is how much it was in 2011. We are forecasting quite a bit more in 2012.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, I got it wrong. What are you estimating for 2012?

Robin Gantt - Northwest Pipe Company - CFO

It’s between $30 million and $32 million, Barry.

Barry Vogel - Barry Vogel & Associates - Analyst

In 2012?

Robin Gantt - Northwest Pipe Company - CFO

Yes. And that’s — as you know, we announced a fairly big project for Saginaw (multiple speakers) in January.

Barry Vogel - Barry Vogel & Associates - Analyst

What was the announcement? I didn’t hear it. Can you tell us about the announcement?

Richard Roman - Northwest Pipe Company - President and CEO

Barry, what do you say?

Barry Vogel - Barry Vogel & Associates - Analyst

Can you tell us about the announcement? I remember you had a press release weeks ago about the possibility of Saginaw getting some decent sized contracts. But there was nothing firm or definite about it, and I haven’t seen any press releases that talk about these contracts. So could you give us some color on that?

Richard Roman - Northwest Pipe Company - President and CEO

There are a number of contracts coming up in Texas that are related to the drought conditions in that state. And there are also some large projects that are coming up as a result of the increase in population in the state of Texas. The state of Texas grew quite a bit during the last decade. The population grew 20% or so. So again, there’s two different market opportunities there and we’re expanding production capabilities at our Saginaw facility so that we can make the size pipe that we expect will be in demand for those projects.

Barry Vogel - Barry Vogel & Associates - Analyst

All right, so if you’re in the process of expanding, that means you feel pretty comfortable that you’re going to get a decent share of those projects?

Richard Roman - Northwest Pipe Company - President and CEO

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I think you can certainly say that we want to be in position to be able to serve those projects.

Barry Vogel - Barry Vogel & Associates - Analyst

How much of the $30 million to $32 million of CapEx will be for those projects?

Richard Roman - Northwest Pipe Company - President and CEO

I don’t know that we want to get into how much we’re spending on each capital project, Barry.

Barry Vogel - Barry Vogel & Associates - Analyst

No, not each one, the Company CapEx, according to Robin, will be about $30 million or $32 million for the year. So if you can — so that’s a big jump from $16 million last year.

Richard Roman - Northwest Pipe Company - President and CEO

That’s right.

Barry Vogel - Barry Vogel & Associates - Analyst

So if you’re willing to spend that money, A, you are pretty confident you are going to need to spend the money. Can you give us some — is it half of that $30 million to $32 million which would be the difference between CapEx in 2012 and the difference in CapEx in 2011?

Richard Roman - Northwest Pipe Company - President and CEO

Yes, it’s — I don’t really want to get into talking about the amount of money we’re spending on each capital project.

Barry Vogel - Barry Vogel & Associates - Analyst

No, I know that. I’m not asking you to do it on each one. I don’t how many there actually are in Texas. All right, that’s fine.

Now, as far as financing, Robin, obviously if you’re going to spend $30 million to $32 million in CapEx in 2012 and you have D&A of about $15 million, what is your plan? Can you give us some idea of the timing of refinancings and what your options are?

Robin Gantt - Northwest Pipe Company - CFO

Well, we are going to — now that we have year-end reporting behind us and we’ve extended our current financing by a year, we are going to be reviewing our options. And we hope to close something in the third quarter, fourth quarter at the latest, this year.

Barry Vogel - Barry Vogel & Associates - Analyst

Okay, thank you very much.

Robin Gantt - Northwest Pipe Company - CFO

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Thank you, Barry.

Operator

David Fondrie

David Fondrie - Heartland Funds - Analyst

Good morning. Rich, could you talk a little bit about the competitive environment in pipe, particularly as it relates to like — I think Ameron got out of — sold their business, their pipe business — or sold their whole business. Have you seen any change in the competitive environment? Maybe you could talk a little bit about it regionally in Water Transmission.

Richard Roman - Northwest Pipe Company - President and CEO

Water Transmission? Yes; and you are right, Ameron sold its business, its entire business to National Oilwell Varco, and they continue run the Ameron water transmission business with the same management team as was there historically. I would say we’ve seen no real change in Ameron’s position in the marketplace. They continue to compete with us, mostly here in the West. Their plants are in Arizona and California. But there’s been no real change in the marketplace as a result of their acquisition.

David Fondrie - Heartland Funds - Analyst

Weren’t they always relatively aggressive, pricing wise?

Richard Roman - Northwest Pipe Company - President and CEO

Yes. I wouldn’t say they’ve been overly aggressive, but they definitely are a competitor in the marketplace. And they continue to be. But I wouldn’t say that they are overly aggressive. The other — because the California marketplace has been relatively quiet, they haven’t been as visible to us as maybe in the past, but it’s simply because they don’t have plants in places like Texas and West Virginia, where we serve other markets.

David Fondrie - Heartland Funds - Analyst

Can you talk about the competitive environment in Texas and out east (inaudible)?

Richard Roman - Northwest Pipe Company - President and CEO

Yes. There are a number of other competitors that we face in different markets. In the Texas market, Hanson has a significant facility and we occasionally we’ll see Ameron come across, although they are obviously at a disadvantage with regard to freight. And so I would say that’s the principal competitor there in Texas. And Hanson is a large company and is a capable competitor, just as Ameron is.

Going further east, you have American Star Oil and their plant is in South Carolina, and that is another case where there is very active competition in the Southeast and they have an advantage with regard to delivery and we have an advantage out of West Virginia into the Northeast. And so that’s sort of — you will see more of our product going into Northeast, even into eastern Canada, and more of their product in the Southeast and the South.

But, because the water transmission pipe is a product that does not travel well, it is — we are talking about a pipe that’s cement lined and 60 to 120 inches in diameter, it’s very heavy stuff. And so the location of the plant is important, and you tend not to ship it long distances or you tend to have a significant cost disadvantage if you ship it long distances. So the fact that we have six plants across the country is really to our advantage. We’re the only water transmission company that has plants across the country.

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David Fondrie - Heartland Funds - Analyst

Great. And then on the Tubular Products, side you mentioned Korea, a lot of imports from Korea. You also mentioned that you are adding some capacity in Atchison. Can you just give us a little bit of a flavor of what the supply dynamic looks like in the United States, and are there any trade cases building? Is there any concern that we have, for example, dumping or —

Richard Roman - Northwest Pipe Company - President and CEO

There has been some talk in the industry about a trade case against Korea, but it doesn’t look like it’s proceeding or at least very quickly. In terms of capacity in the US, there is additional capacity in the US being built for energy pipe, and that certainly plays into our thinking in terms of what we are — the specific kinds of products that we are building for in Atchison, which what we are doing is moving towards larger-diameter, heavier wall pipe.

David Fondrie - Heartland Funds - Analyst

Great, thank you very much.

Operator

Matt Sherwood.

Matt Sherwood - Cooper Creek Partners - Analyst

Hey, just had a couple quick follow-up questions just to understand some of the capacity issues you discussed earlier. So my capacity estimates were at the end of the year you had 100,000 tons of capacity round numbers in Atchison, 125 in Bossier City, and 50,000 in Houston, which gets you to 275,000. And then as I understood it, through May, assuming you’re successful, you will be adding 150 to Atchison — 150,000 tons — which will take you from approximately 275,000 to approximately 425,000 tons of capacity. Are those numbers round, roughly correct?

Richard Roman - Northwest Pipe Company - President and CEO

Yes. That’s why I was — when we were talking about the capacities before, I was hesitant to say there’s 150 additional at Atchison. It depends on where you start. And so if you say we’re going to 250,000 at Atchison, that would only be under very optimal product mix conditions. And so what we’re trying to do, Matt, here is build these three plants to something that’s on the order of 400,000 tons of capacity. But we have additional projects to go, to get there. So you can look at it as, call it your 275,000 today, moving towards 400,000.

Matt Sherwood - Cooper Creek Partners - Analyst

Perfect, that’s great, that’s really helpful. So you can make assumptions as to what you would earn in various scenarios off of the 400,000 — longer-term, not this second.

Then just on the Texas projects, I had a quick question. So given the CapEx spend, which is relatively significant, I just wanted to get some color on the potential size of some of these Texas projects. And one thing I looked at was Tarrant County water district. It seems like that project, Tarrant Regional Water District Pipeline, will be between $1.6 billion and $1.9 billion project, of which pipe could be like 20%. So the midpoint of that would be $350 million.

I know you are unlikely to win, obviously, the whole project. But can you sort of comment on the size of these types of these Texas opportunities?

Richard Roman - Northwest Pipe Company - President and CEO

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Yes. Well, that when you mentioned is the biggest, but there are others that are significant as well, although not really a significant as that. That’s like a 160-mile pipeline or something like that. And Barry, was, I think, getting at a little bit of this — how likely are we to win this? We must be confident, if we are expanding our production capability in Texas.

Well, if you look at the production capacity that’s there in Texas, between — and it’s us and Hanson, essentially — at current capacities, the two of us together couldn’t supply all the projects that are on the drawing board. So that’s one of the reasons that we’re looking at expansion. But you also have to remember that not all of these projects get built. And some of the ones in Texas are really drought, driven and, those of you who follow Texas know that it has been — last summer they went through a very, very severe drought; very, very bad conditions. And then about, I don’t know, two to four weeks ago, it rained about 7 inches in one day, in Dallas.

So the commitment that people have to these projects is varying as well. And so it’s really a question not only of the population drive — which is really significant, by the way, because Texas really did increase roughly 20% in population between 2000 and 2010. It gained four seats in the House of Representatives. California gained none. And so you’ve got a real need. When you have that kind of population movement, you have a demand for water pipe. People have to have water. And so that’s really the basis for this block of business that we see coming up in Houston and in Texas. It takes a while to get all those projects through the environmental and governmental processes you need to, but they are coming.

And then, when you layer on top the question of will the drought continue, you have the potential for quite a block of work.

Matt Sherwood - Cooper Creek Partners - Analyst

That’s great. It sounds like you have some major opportunities — I mean, just the one I mentioned, $350 million for a company that has been doing — that did $270 million of sales. I understand it’s over a period, and you are not going to win 100%. And that’s just one of many objects, it seems like, that could drive earnings for some time, assuming the government process goes well.

Richard Roman - Northwest Pipe Company - President and CEO

Yes, yes. And that’s — keep in mind that the one you mentioned, Tarrant, would start production in late 2013 and continue through 2016 or 2017.

Matt Sherwood - Cooper Creek Partners - Analyst

Great.

Richard Roman - Northwest Pipe Company - President and CEO

So these are long-term projects.

Matt Sherwood - Cooper Creek Partners - Analyst

Thanks a lot.

Operator

Scott Graham.

Scott Graham - Jefferies & Company - Analyst

Hey, good afternoon. So I have a couple of housekeeping questions first. The period of time that we were dark, not filing, and we have now restatements of financials that looked like it was largely depreciation and a couple of other items. And I know you also indicated that you’ve changed some things, added some people, changed some systems. I’m just wondering if that was the bulk, the restatement itself and the improvement in the systems. It just seemed like nine months to take — to do that. I

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thought, from an outsider, it looked long. I’m just wondering if there was anything else that went on. Did you, for example, go back and revisit anything you did a year and a half ago?

Richard Roman - Northwest Pipe Company - President and CEO

We did not revisit the prior restatement, although it’s always in your mind when you’re doing this kind of stuff. We actually started, Scott, the restatement process as we were about to deliver our third quarter results. So, although we haven’t been in front of you folks since August, we were in the process of finalizing the third quarter when we concluded that we needed to do the further investigation of what was in really the fixed asset records. And so that started for us in November, so it’s still — although it hasn’t taken nine months, it’s still taken a long time since the beginning or middle, perhaps, of November that we had been embarked on this project.

Scott Graham - Jefferies & Company - Analyst

Fair enough. But you’re essentially saying that it was the restatement and the changing of the systems that engulfed all that time. Yes?

Richard Roman - Northwest Pipe Company - President and CEO

Yes.

Scott Graham- Jefferies & Company - Analyst

Nothing more? Okay. Next question is about each of your businesses, next couple questions. On the water side, you guys have always been sort of at the front end fresh water. I’m just wondering, now that you are kind of turning the page here, are there plans to get more into the distribution system, into maybe some of the repairs that need to take place within that distribution system? Any plans to move more actively into wastewater?

Richard Roman - Northwest Pipe Company - President and CEO

There are no specific plans along any of those lines. But there are consideration, shall we say, of what we need to do to expand the business, to grow the business. And so items such as you suggested as well as quite a number of others are under active consideration in terms of what we can do to grow this business.

Scott Graham - Jefferies & Company - Analyst

Okay, and I just — I look at your 10-K, and you talk about $330 billion plus requirement that’s out there from the EPA. And then this thing whittles down to, obviously, a much, much smaller number that is your addressable within that $330 billion. Or maybe that’s not a perfect connect the dots, but that’s what your addressable was. It just seems like that there’s a lot more opportunity than what you guys are currently doing. Is that just a matter of — is there anything production wise that, from your water pipes, that you can enter now? Do you need reps? Do you need salespeople? I’m just wondering why you’re limiting yourself.

Richard Roman - Northwest Pipe Company - President and CEO

Well, in part we are limited by the nature of the equipment that we have, which is devoted to large diameter water pipe. So when you think of the pipe that runs through the city streets or that goes to your home, that’s not the kind of pipe that we have the production capacity to make. So it’s a little bit the fact that this Company has been tooled to approach a certain segment of that broader market that you are talking about.

And you know, Scott, to me the real issue isn’t whether or not there’s adequate potential demand. There would seem to be a very significant pent-up demand for the kind of products that we make. But what’s happened is that we are currently in an environment where those needs cannot be financed or they don’t have sufficient priority for people to want to finance them. And so they tend to delay. But a little bit of a conundrum the Company has is that, to the extended it wants to get into related businesses, they have the same financing limitation.

So it’s very much an environment where it’s difficult to make your way forward if this need cannot be financed, and that’s the question.

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Scott Graham - Jefferies & Company - Analyst

And I do get that. I think the problem is that there’s going to be a point at which, in the next year or so, that’s those spigots are going to open up again, and you might not be positioned for that.

Richard Roman - Northwest Pipe Company - President and CEO

Well, we are certainly doing what we can to make sure our capacity is sufficient to expand the market as we see it. But it’s, again, the market as we see it.

Scott Graham - Jefferies & Company - Analyst

Okay, on the tubular side, focusing in particular on the energy business, could you tell us what your percentage is of sales, conventional versus nonconventional drilling?

Richard Roman - Northwest Pipe Company - President and CEO

I don’t think we have that information. You’re talking about fracking versus just what one would consider the prior drilling procedures?

Scott Graham - Jefferies & Company - Analyst

That’s correct, yes.

Richard Roman - Northwest Pipe Company - President and CEO

I’m not aware that we have that information at all.

Scott Graham - Jefferies & Company - Analyst

All right. Would you consider your nonconventional business large right now?

Richard Roman - Northwest Pipe Company - President and CEO

Well, you know whether we are selling to the people who are fracking or our competitors are selling to the people who are fracking, the fact of the matter is that the fracking business is very important to the growth of energy demand.

Scott Graham - Jefferies & Company - Analyst

That’s fine.

Richard Roman - Northwest Pipe Company - President and CEO

And so, if you are trying to get at, well, what is going on in the energy sector, it is definitely fracking.

Scott Graham - Jefferies & Company - Analyst

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Well, no; that I’m aware of. What I’m wondering here and where I’m going with this question is this. There’s obviously been a lot of movement from gas to oil. Has that benefited you?

Richard Roman - Northwest Pipe Company - President and CEO

You know, I don’t know that it’s benefited us. We make, in Bossier City, casing, and that can be used in either application down-hole. In Houston, we make tubing, both 2.375 and 2.875, so it’s both gas and oil. And so we have the ability to supply both parts of the

Scott Graham - Jefferies & Company - Analyst

All right. And lastly, within your nonconventional business, are there shale plays that you are more represented in than others?

Richard Roman - Northwest Pipe Company - President and CEO

Well, we are selling to distributors, in most cases. So we are not always aware of where the distributor is finally moving his product to be utilized. So I can’t say that I know specifically where this is going. I will tell you that it’s unlikely much of it is going into the Marcellus, and most of it is likely staying near where the plants are, in Louisiana and Texas.

Scott Graham - Jefferies & Company - Analyst

That’s fine. That’s all I had, thank you.

Richard Roman - Northwest Pipe Company - President and CEO

Okay, thanks, Scott.

Operator

Mason Stark;Ballast Capital;Analyst.

Mason Stark - Ballast Capital - Analyst

Hi, good thing out there. Most of my questions have been answered, but a few just sort of bottom-line kind of stuff. First, can you talk about — this is probably for Robin — the D&A sequentially from Q3 to Q4? Since you are using percentage of completion, I was just curious as to why the D&A went from about 3.6 to 3.8, when revenues — and theoretically, even if the production were down.

Robin Gantt - Northwest Pipe Company - CFO

Yes, because that covers both our Tubular and our Water side. We really don’t get into production numbers for our water facilities. There is some of that in there. But it is pretty much all driven by the use of production. So we did have higher units in the water side.

Mason Stark - Ballast Capital - Analyst

Got you, got you. Is that also the explanation for the uptick in finished goods on the inventory side?

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Robin Gantt - Northwest Pipe Company - CFO

The finished goods on the inventory side is Tubular. And that is just as we are beginning to put some product in front of our third-party processors for some of the more value-added pipe, so we do have an uptick right at year end with that, as we’ve started building up some — we started increasing what we are going to do in those areas. So we do have a buildup of inventory right at year end.

Mason Stark - Ballast Capital - Analyst

Got you. And I guess I might as well just ask this now, since we are sort of done with most of those. Are you guys planning to report your Q1, then, in probably like a few weeks or so?

Robin Gantt - Northwest Pipe Company - CFO

Well, admittedly it is going to be very tough to be on time with everything we just went through. We’re certainly going to make every effort to make it. The filing is due May 10; you have a five-day window after that. And we’re going to do everything we can with our team to try to make that.

Mason Stark - Ballast Capital - Analyst

Got you, okay. Maybe if we could just go over the tax rate a little bit, I know you answered what we should expect for 2012. And I did read the K. But for us knuckle draggers, it would help to flesh out why the 52% tax rate in Q3 and the 40% in Q4 — would be great.

Robin Gantt - Northwest Pipe Company - CFO

That has to do with some one-time adjustments that we had that have timing differences for tax. We have some things that were written off that aren’t written off for tax. So you have — you are able to get the credit for it on your books, but you don’t get it on your taxes. And that hit us in Q3 and Q4.

Mason Stark - Ballast Capital - Analyst

Got you. Okay. And diluted share count — I know we have the 10-Q, but what was it at the end of Q4?

Robin Gantt - Northwest Pipe Company - CFO

You know, I’m sorry; I don’t have the full filing in front of me at the moment. It should be in the footnote on the EPS.

Mason Stark - Ballast Capital - Analyst

Okay, all right. I guess the last question, then, would be on the Texas Saginaw plants. So is there a timing that you think — when is the bidding process occurring for a lot of these deals, and when do we think we might hear something about when potential backlog may or may not be hitting for the water segment?

Richard Roman - Northwest Pipe Company - President and CEO

With regard to the — specifically with the expansion that we are doing, it is with the intention of being able to produce additional pipe in 2013, so it’s not a — it’s a 2012 project that will run into 2013 and ramp up production in 2013.

Robin Gantt - Northwest Pipe Company - CFO

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(multiple speakers) we know the production will happen toward the end of 2013, so it’s when the bidding and when it would, in theory, fall into the backlog, certainly at least by 2013, I would imagine. I don’t know if it would be in anyone’s backlog in 2012.

Mason Stark - Ballast Capital - Analyst

Got you.

Robin Gantt - Northwest Pipe Company - CFO

It kind of depends on what their calendar is.

Mason Stark - Ballast Capital - Analyst

Okay, great. Well, nice to have numbers back, and thanks. I know it was a long process and I guess we will talk to you in the weeks ahead.

Richard Roman - Northwest Pipe Company - President and CEO

Thank you.

Operator

Rob Schwartz.

Rob Schwartz - Jefferies & Company - Analyst

Hi, guys, how are you? Congratulations on completing this process. Just wanted to ask some follow-up questions on the Tubular gross margins. If we look at industry norms, it seems like they’re mid-to high teens. And just wanted a little bit more color on the drop in the second half from basically 9.2% to the 5% range. You talked about these one-time events. Can that account for the large majority of the drop, or are there other issues? I think you just missed the FIFO reason as well. So I just wanted to better understand why that happened and then if the mid- to high-teen industry norm is achievable over time, do you believe?

Richard Roman - Northwest Pipe Company - President and CEO

Well, when you think about the industry norm, you have to recognize what others are producing in the environments in which they are producing it and then compare that to what Northwest Pipe is doing. So if it’s a question of product mix, I mean when — your industry norm, if you are at that high a gross margin, probably includes seamless, which we don’t make, and probably some other treated products which we don’t make. It might include some couplings, a business that we are not in.

So it’s hard, really, to compare margins unless you are really comparing margins for a similar product set. And that’s where it’s very difficult for us and probably for you guys to ferret out from the gross information you have from larger producers what really is the margin for each of their product sets.

So, that being said, as I said to a previous question, with the additional production capacity that we are building and the additional products that it will enable us to make, I expect that directionally the margin should improve. There’s a lot — but there’s obviously a lot — this market has to stay together. It’s a very robust market, and it has to stay that way.

Rob Schwartz - Jefferies & Company - Analyst

Maybe over time, should it be closer to the mid-teens range or the mid-single-digit range, directionally?

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Richard Roman - Northwest Pipe Company - President and CEO

I cannot say that it would be in the mid-teens, because I think — I really think, to get there — I don’t know where your data comes from, but I think you have to have some different products to get there.

Rob Schwartz - Jefferies & Company - Analyst

Okay, and just in terms of the margin contraction in the second half, is a large majority of those one-time events you spoke to?

Richard Roman - Northwest Pipe Company - President and CEO

The most significant aspects out of the items that I mentioned, yes.

Rob Schwartz - Jefferies & Company - Analyst

Okay, that’s great. And then I guess in order to understand — I mean, the first quarter is over with. Can you help us understand where you are ex-those issues by sort of talking about where it went to in the first quarter?

Richard Roman - Northwest Pipe Company - President and CEO

No. We are not prepared to do that on this call, but we will be back with you probably in a few weeks here, so you will know more shortly.

Rob Schwartz - Jefferies & Company - Analyst

Okay. And, sorry, one last question just in terms of FIFO. Can you talk about the normal lag and when the decrease in steel cost becomes a benefit to your gross margins?

Robin Gantt - Northwest Pipe Company - CFO

Pretty much what you tend to see for most companies like this is that as prices go up, you tend to have shrinking margin. And, as prices go down, the margins tend to grow. So you do have that little bit of a delayed bell curve that you can see. And that is the norm for a lot of companies like us.

Rob Schwartz - Jefferies & Company - Analyst

Right, but we didn’t see it in the fourth quarter. Hopefully, we will see it in the first quarter, this sort of — I’m wondering if there was more of a FIFO impact based on historical inventories or anything to that nature.

Robin Gantt - Northwest Pipe Company - CFO

Well, like I said when we were talking about that, all else remaining the same, that’s what you will see. And in Q1, we will be talking to you about that in a few weeks.

Rob Schwartz - Jefferies & Company - Analyst

Okay, thanks, congratulations on completing this process.

Robin Gantt - Northwest Pipe Company - CFO

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Thank you.

Operator

Brent Thielman.

Brent Thielman - D.A. Davidson & Co. - Analyst

Hey guys, most of the follow-up questions were answered. But just one more. Rich, not to pick on you, but now that you are current with filings, can you talk about your plans? If I’m not mistaken, I think your employment contract is up mid-2012. Are there other things that you’re looking to see carried out here?

Richard Roman - Northwest Pipe Company - President and CEO

Yes, there are. You are right; my employment agreement ends at the end of June. But there are a number of initiatives we have going by way of expanding our production capabilities both on the Water Transmission and on the Tubular Products side. There’s a whole series of initiatives going on to what I describe as drive the finance and accounting process deeper into the organization so that we improve the controls that we have. And there is a look at, as I think it was Matt that kind of got into a little bit, a look at what other things we can do to be growing this business even as we continue to face a very challenging financial market for the Water Transmission business. So those are initiatives that will carry us into the future.

And, just so that you know, Brent, I’m the only person here with an employment agreement. And it’s entirely possible that beyond June I will continue without an employment agreement. So you won’t have quite the ready markers that this one may signal, which I’m not sure that it really represents that much of a marker.

Brent Thielman - D.A. Davidson & Co. - Analyst

Understood. Thank you very much.

Richard Roman - Northwest Pipe Company - President and CEO

Is that all the questions?

Operator

Greg Venit.

Greg Venit - Morgan Stanley - Analyst

Hi, I was wondering if you might comment on Lucid Energy and your involvement with them, if there is any ownership or exclusivity to the Lucid Energy technology, and what the size of the market might be for that.

Richard Roman - Northwest Pipe Company - President and CEO

Well, for those of you who haven’t heard the reference to Lucid, we have an investment — Lucid is really a startup organization. We own about half of Lucid. It makes in-conduit turbine. So it takes advantage of the fact that most of the water systems that we work with are gravity fed systems. So it’s using energy represented in the gravity flow to convert it into electricity. It is a developmental or startup operation. These were the monies that we, in the corrected financial statements, that we wrote off as R&D expense.

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And it has one very, very successful installation in Riverside, California, where it’s actually running its turbine and producing electricity. The city of Riverside is very, very much an advocate for this project. And it, Lucid, now has positioned itself with two other utilities or water agencies to install its turbines in Texas and in Oregon as well. So it is beginning to commercialize its product, but the company itself and its development is not going to have any significant impact on Northwest Pipe in 2012.

Greg Venit - Morgan Stanley - Analyst

Do you have exclusivity as far as the installation or the design of the part of the pipe for the turbine system?

Richard Roman - Northwest Pipe Company - President and CEO

Well, we don’t — I wouldn’t say we have exclusivity. We own half of Lucid, so the question is — how can we use that ownership to produce these turbines for the right systems? But you have to remember that in a public bidding process, there has to be a competitive bid environment. So these systems will need eventually to be available to other water pipe manufacturers as well.

Greg Venit - Morgan Stanley - Analyst

Is there any competition in that market, as of right now?

Richard Roman - Northwest Pipe Company - President and CEO

There’s none — there are some might — what are called micro turbines that people put in or are developing to put in water pipe that’s maybe up to 12 inches in diameter, some six-inch stuff is — you see pretty — a lot of literature about. There’s been no successful commercial company doing it, but we are doing larger diameter turbines, and to our knowledge we are the only people that are doing it.

Greg Venit - Morgan Stanley - Analyst

Any idea, if you were to look at it over the next three to five years, what the size of that market could be?

Richard Roman - Northwest Pipe Company - President and CEO

Well —

Greg Venit - Morgan Stanley - Analyst

Gravity, gravity-fed —

Richard Roman - Northwest Pipe Company - President and CEO

You really need to go to Lucid for that, but I think they would describe in the hundreds of millions.

Greg Venit - Morgan Stanley - Analyst

Thank you very much.

Operator

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We have no further questions.

Richard Roman - Northwest Pipe Company - President and CEO

If there are no further questions, we thank you all for participating. And as I say, we should be back in front of you here in the next few weeks. Thanks now.

Operator

This concludes today’s conference. Please disconnect at this time.

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